Exhibit 99.1

EXCO Resources, Inc.

Pro forma financial information and footnotes

for the year ended December 31, 2013

Unless the context requires otherwise, references in this pro forma financial information and footnotes to “EXCO,” “EXCO Resources,” “Company,” “we,” “us,” and “our” are to EXCO Resources, Inc. and its consolidated subsidiaries.

We are an independent oil and natural gas company engaged in the exploitation, exploration, acquisition, development and production of onshore U.S. oil and natural gas properties with a focus on shale resource plays. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region.

EXCO/HGI Partnership

On February 14, 2013, we formed a partnership (“EXCO/HGI Partnership”) with Harbinger Group Inc. (“HGI”). Pursuant to the agreements governing the transaction, we contributed our conventional shallow producing assets in East Texas and North Louisiana and our shallow Canyon Sand and other assets in the Permian Basin of West Texas to the EXCO/HGI Partnership, in exchange for net proceeds of $574.8 million, after final purchase price adjustments, and a 25.5% economic interest in the partnership. HGI’s economic interest in the EXCO/HGI Partnership is 74.5%. The primary strategy of the EXCO/HGI Partnership is to acquire conventional producing oil and natural gas properties to enhance asset value and cash flow. We report our 25.5% interest in the EXCO/HGI Partnership using proportional consolidation.

Immediately following the closing, the EXCO/HGI Partnership entered into an agreement to purchase the remaining shallow Cotton Valley assets from an affiliate of BG Group plc (“BG Group”), for $130.7 million, after final purchase price adjustments. The assets acquired as a result of this transaction represented an incremental working interest in properties owned by the EXCO/HGI Partnership. The transaction closed on March 5, 2013 and was funded with borrowings from the EXCO/HGI Partnership’s credit agreement (“EXCO/HGI Partnership Credit Agreement”). Borrowings under the EXCO/HGI Partnership Credit Agreement are secured by properties owned by the EXCO/HGI Partnership and EXCO and its subsidiaries do not guarantee the EXCO/HGI Partnership’s debt. The EXCO/HGI Partnership is not a guarantor of the indebtedness of EXCO Resources, Inc.

Acquisition of Oil and Natural Gas Properties from Chesapeake Energy Corporation

On July 2, 2013, we entered into definitive agreements with Chesapeake Energy Corporation (“Chesapeake”) to acquire producing and undeveloped oil and natural gas assets in the Haynesville and Eagle Ford shale formations. We closed the acquisition of the Haynesville assets on July 12, 2013 for a purchase price of $281.1 million, after final purchase price adjustments. The acquisition included certain producing wells and non-producing oil, natural gas and mineral leases located in our core Haynesville shale operating area in Caddo Parish and DeSoto Parish, Louisiana. These properties included Chesapeake’s non-operated interests in 170 wells operated by EXCO on approximately 5,500 net acres, and operated interests in 11 producing wells on approximately 4,000 net acres. The acquisition added approximately 55 identified drilling locations in the Haynesville shale formation to our drilling inventory.

We closed the acquisition of the Eagle Ford assets on July 31, 2013 for a purchase price of $661.8 million, after final purchase price adjustments. The acquisition included certain producing wells and non-producing oil, natural gas and mineral leases in the Eagle Ford shale in the counties of Zavala, Dimmit and Frio in South Texas. These properties initially included operated interests in 120 wells on approximately 53,500 net acres. The acquisition added approximately 300 identified locations to our drilling inventory. In connection with the acquisition of the Eagle Ford assets, we entered into a farm-out agreement with Chesapeake covering acreage adjacent to the acquired properties. Pursuant to the terms of the farm-out agreement, Chesapeake retains an overriding royalty interest in wells drilled on acreage covered by the farm-out agreement, with an option to convert the overriding royalty interest to a working interest at payout of the well.

In connection with closing the acquisition of the Eagle Ford assets, we entered into a participation agreement (“KKR Participation Agreement”) with affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and sold an undivided 50% interest in the undeveloped acreage we acquired for approximately $130.9 million, after final purchase price adjustments. Proceeds from the sale of properties under the KKR Participation Agreement were used to reduce outstanding borrowings under the credit agreement (“EXCO Resources Credit Agreement”). After giving effect to the KKR payment, the EXCO Resources Credit Agreement borrowing base and outstanding borrowings were reduced by $130.9 million. The KKR Participation Agreement provides that EXCO and KKR will jointly fund future costs to develop the Eagle Ford assets.

Sale of TGGT Holdings, LLC

On November 15, 2013, EXCO Resources, Inc.’s wholly owned subsidiary, EXCO Operating Company, LP (“EOC”), and BG US Gathering Company, LLC, an affiliate of BG Group, closed the sale of 100% of the equity interests in TGGT Holdings, LLC (“TGGT”) to Azure Midstream Holdings LLC (“Azure”). EXCO received cash proceeds of approximately $241.9 million after final closing adjustments and the repayment of TGGT’s credit agreement and an equity interest in Azure of approximately 4% (the “TGGT Transaction”). EXCO’s cash proceeds were applied to reduce the asset sale requirement under the EXCO Resources Credit Agreement.

Amended and Restated EXCO Resources Credit Agreement

On July 31, 2013, we amended and restated the EXCO Resources Credit Agreement to facilitate these acquisitions, which increased the borrowing base to $1.6 billion, including a $1.3 billion revolving commitment and a $300.0 million term loan commitment. The amendment to the EXCO Resources Credit Agreement also included a $400.0 million asset sale requirement. At any time after nine months from the closing date, the lenders had the right to demand that we engage investment bankers to publicly sell or privately place debt securities in an amount that is sufficient to (i) pay off $400.0 million less the amount of net asset sale proceeds received by EXCO and applied to reduce the outstanding borrowings, and (ii) reduce the amounts outstanding under the EXCO Resources Credit Agreement so that there is at least $100.0 million in available borrowing capacity. On August 19, 2013, the EXCO Resources Credit Agreement was amended to reflect a term loan that ranks pari passu in right of payment and of security with the revolving loans.

The interest rate grid for the revolving commitment under the EXCO Resources Credit Agreement ranges from LIBOR plus 175 bps to 275 bps (or alternate base rate (“ABR”) plus 75 bps to 175 bps), depending on our borrowing base usage. The interest rate grid was increased by 100 bps per annum until the net proceeds from certain asset sales reduces outstanding borrowings by $400.0 million. On December 31, 2013, the one month LIBOR was 0.2%, which resulted in an interest rate of approximately 3.7% on the revolving commitment. The term loan bears interest at LIBOR, with a floor of 100 bps, plus 400 bps (or ABR plus 300 bps). The interest rate on the term loan was approximately 5.0% as of December 31, 2013.

Proceeds from the sale of properties under the KKR Participation Agreement and the TGGT Transaction were used to reduce outstanding borrowings under the EXCO Resources Credit Agreement. After giving effect to these transactions, the EXCO Resources Credit Agreement borrowing base and outstanding borrowings were reduced by $371.1 million and our asset sale requirement was reduced to $28.9 million as of December 31, 2013. On January 17, 2014, we received proceeds of $272.9 million from the rights offering of our common stock which was used to pay down the remaining indebtedness related to the asset sale requirement as well as a portion of the indebtedness outstanding under the revolving commitment under the EXCO Resources Credit Agreement. Upon repayment of the asset sale requirement, the interest rate on the revolving commitment decreased by 100 basis points.

Unaudited pro forma financial information

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations that would have actually occurred had the above described transactions occurred on the indicated dates or that may be achieved in the future. Actual results may differ significantly from that reflected in the unaudited pro forma financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma financial information and actual results. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with EXCO’s Annual Report on Form 10-K for the year ended December 31, 2013 (“Form 10-K”), filed with the Securities and Exchange Commission (“SEC”) on February 26, 2014 and EXCO’s Acquired Chesapeake Oil and Natural Gas Properties Statement of Revenues and Direct Operating Expenses included as Exhibit 99.1 to EXCO’s Amendment No. 1 to Current Report on Form 8-K/A, filed with the SEC on September 25, 2013.

The pro forma adjustments are based on information available to management at the time these unaudited pro forma condensed financial statements were prepared. EXCO believes the estimates and assumptions used are reasonable and the significant effects of the transactions are properly reflected. However, the estimates and assumptions are subject to change as additional information becomes available.

Pro forma statements of operations

The following unaudited pro forma condensed consolidated financial information presents statements of operations for the year ended December 31, 2013 and is based on the audited consolidated financial statements of EXCO for the year ended December 31, 2013. The pro forma financial information gives effect to the TGGT Transaction, the acquisition of the Haynesville and Eagle Ford oil and natural gas properties, the sale of undeveloped properties to KKR, the amendment and restatement of, and increased borrowings under, the EXCO Resources Credit Agreement, and the formation of the EXCO/HGI Partnership as if such transactions had each occurred on January 1, 2013.

EXCO Resources, Inc.

Pro forma condensed consolidated statement of operations

Year ended December 31, 2013

(Unaudited)

	Historical					Pro forma
		Acquired				EXCO/HGI		Other pro		EXCO
	EXCO	Chesapeake		TGGT		Partnership		forma		Resources,
(in thousands, except per share data)	Resources, Inc.	Properties		Transaction		Transaction		adjustments		Inc.
Revenues:
Oil and natural gas	$634,309	$150,319	(1)	$—		$(12,657	) (3)	$—		$771,971
Costs and expenses:
Oil and natural gas operating costs	61,277	22,564	(1)	—		(3,489	) (3)	—		80,352
Production and ad valorem taxes	21,971	5,965	(1)	—		(1,544	) (3)	—		26,392
Gathering and transportation	100,645	—		—		(782	) (3)	—		99,863
Depletion, depreciation and amortization	245,775	—		—		—		77,659	(7)	323,434
Impairment of oil and natural gas properties	108,546	—		—		—		—		108,546
Accretion of discount on asset retirement obligations	2,514	—		—		(194	) (4)	169	(8)	2,489
General and administrative	91,878	—		—		(809	) (5)	—		91,069
(Gain) loss on divestitures and other operating items	(177,518)	—		—		—		186,466	(9)	8,948

Total costs and expenses	455,088	28,529		—		(6,818)		264,294		741,093

Operating income (loss)	179,221	121,790		—		(5,839)		(264,294)		30,878
Other income (expense):
Interest income (expense)	(102,589)	—		—		(312	) (6)	(10,080	) (10)	(92,840)
								20,141	(11)
Loss on derivative financial instruments	(320)	—		—		—		—		(320)
Other expense	(828)	—		—		—		—		(828)
Equity income (loss)	(53,280)	—		50,660	(2)	—		—		(2,620)

Total other income (expense)	(157,017)	—		50,660		(312)		10,061		(96,608)

Income (loss) before income taxes	22,204	121,790		50,660		(6,151)		(254,233)		(65,730)
Income tax expense	—	—		—		—		—		—

Net income (loss)	$22,204	$121,790		$50,660		$(6,151)		$(254,233)		$(65,730)

Earnings per common share:
Basic:
Net income	$0.10									$(0.31)

Weighted average common shares outstanding	215,011									215,011

Diluted:
Net income (loss)	$0.10									$(0.31)

Weighted average common shares and common share equivalents outstanding	230,912									215,011

See accompanying notes.

(1)	Historical revenues and direct operating expenses for the oil and natural gas Haynesville properties acquired from Chesapeake from January 1, 2013 to July 12, 2013 and for the oil and natural gas Eagle Ford properties acquired from Chesapeake from January 1, 2013 to July 31, 2013. These historical results were derived from unaudited statement of revenues and direct operating expenses and accounting records of the acquired Chesapeake properties.
(2)	Pro forma adjustment to reflect the reduction in equity losses as a result of the TGGT transaction. The equity interest acquired in Azure will be accounted for as a cost method investment and therefore our share of equity losses were not included in this adjustment.
(3)	Pro forma adjustment to reflect the contribution of 74.5% of our interest in conventional oil and natural gas properties to the EXCO/HGI Partnership for the period from January 1, 2013 to February 14, 2013, and historical revenues and direct operating expenses relating to the EXCO/HGI Partnership’s acquisition of shallow Cotton Valley assets from BG Group for the period from January 1, 2013 to March 5, 2013.
(4)	Pro forma adjustment to eliminate 74.5% of accretion of discount on asset retirement obligations attributable to the assets contributed to the EXCO/HGI Partnership for the period from January 1, 2013 to February 14, 2013, and the increase in accretion of discount on asset retirement obligations attributable to the EXCO/HGI Partnership’s acquisition of shallow Cotton Valley assets from BG Group for the period from January 1, 2013 to March 5, 2013.
(5)	Pro forma adjustment to eliminate general and administrative expenses for 74.5% of estimated costs of personnel and other administrative services attributable to the EXCO/HGI Partnership pursuant to an Administrative Services Agreement (“ASA”) executed upon formation of the EXCO/HGI Partnership for the period from January 1, 2013 to February 14, 2013.
(6)	Pro forma adjustment to reflect EXCO’s 25.5% proportionate share of EXCO/HGI Partnership interest expense (2.7% interest rate) and amortization of deferred financing costs for the period from January 1, 2013 to February 14, 2013 related to the EXCO/HGI Partnership Credit Agreement.
(7)	Pro forma adjustment to depletion, depreciation and amortization on a consolidated basis as a result of the formation of the EXCO/HGI Partnership, the acquisition of oil and natural gas properties from Chesapeake and sale of undeveloped properties to KKR.
(8)	Pro forma adjustment to reflect accretion of discount on asset retirement obligations attributable to the oil and natural gas properties acquired from Chesapeake.
(9)	Pro forma adjustment to eliminate the gain on the divestiture of 74.5% of our interest in conventional oil and natural gas properties to the EXCO/HGI Partnership on February 14, 2013.
(10)	Pro forma adjustment to reflect the incremental interest expense on a consolidated basis as a result of the amendment to the EXCO Resources Credit Agreement (interest rate of 3.7% on the revolving commitment and 5.0% on the term loan) and the changes in outstanding borrowings as a result the formation of the EXCO/HGI Partnership, the acquisition of oil and natural gas properties from Chesapeake, the sale of undeveloped properties to KKR and the TGGT Transaction. The average interest rate on the revolving commitment used in the calculation of this adjustment included the additional 100 bps per annum related to the asset sale requirement under the EXCO Resources Credit Agreement, which expired in January 2014.
(11)	Pro forma adjustment to reflect a net reduction in interest expense for the amortization of deferred financing costs associated with the EXCO Resources Credit Agreement. The net reduction in interest expense was primarily due to the elimination of the acceleration of deferred financing costs associated with the formation of the EXCO/HGI Partnership, amendment and restatement of the EXCO Resources Credit Agreement, and reductions in the borrowing base as a result of repayments related the asset sale requirement under the EXCO Resources Credit Agreement. The adjustment also reflects the incremental interest expense due to deferred financing costs incurred as part of the amendment and restatement of the EXCO Resources Credit Agreement to facilitate the acquisition of oil and natural gas properties from Chesapeake as if such transactions had occurred on January 1, 2012.